Exhibit 10.4
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is by and between M.D.C. Holdings, Inc. (the “Company”) and Larry A. Mizel (“Executive”). Together, the Company and Executive are referred to herein as the “Parties” and individually as a “Party”. Capitalized terms used and not otherwise defined in this Agreement shall have the meaning set forth in the Merger Agreement (as defined below).
Recitals
WHEREAS, Executive is a party to an employment agreement with the Company dated as of October 26, 2020, as amended on June 28, 2021 (the “Prior Employment Agreement”);
WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of January 17, 2024 (as amended, modified, supplemented or restated from time to time, the “Merger Agreement”), by and among Parent, Merger Sub, the Company and, solely for certain sections of the Merger Agreement, the Guarantor, such Parties have agreed to effectuate the transactions contemplated by the Merger Agreement (the “Transaction”);

WHEREAS, effective upon and subject to the consummation of the Transaction, the Company desires to continue to employ Executive, and Executive desires to accept such employment, pursuant to the terms and conditions set forth in this Agreement; and
WHEREAS, this Agreement shall become effective upon the Closing Date (with such date being the Agreement’s “Effective Date”), at which time this Agreement will replace in its entirety the Prior Employment Agreement. Upon termination of the Merger Agreement for any reason prior to the consummation of the Transaction, this Agreement shall immediately terminate in its entirety without ever having become effective and it shall be null and void in all respects, with the Prior Employment Agreement remaining in effect.
Agreement
In consideration of Executive’s past, present and future performance of services for the Company and in consideration of the mutual promises and agreements hereinafter set forth, the Company and Executive agree as follows:
1.Employment and Duties.
(a)The Company will employ Executive, and Executive will be employed by the Company, as the Executive Chairman of the Board of Directors of the Company (the “Company Board”) at the Company’s headquarters in Denver, Colorado (or such other location as the Parties may agree) for the term of this Agreement. In this capacity, Executive will continue his leadership role at the Company with active involvement in the Company’s operations, continue to set the strategic direction for the Company and perform such other services, consistent with his office, as from time to time are assigned by the applicable designee of the Parent (the “Parent Designee”), devoting such time and effort to manage, operate and direct the activities of the Company and perform all of the functions of the offices held by him, in each case, as directed by the Parent Designee from time to time; provided, however, that Executive may also engage in other activities (subject to Section 6(b) below) consistent with his prior practices while employed by the Company, so long as such activities do not adversely affect the performance by Executive of his duties and responsibilities hereunder.
(b)Executive will serve as a director on the Company Board for the duration of his employment.

2. Term. The term of Executive’s employment hereunder will commence on the Effective Date and end on December 31, 2025 (the “Initial Term”); provided, however, that the Initial Term will automatically renew for a successive one-year period, and will thereafter automatically renew for successive one-year periods (each, an “Additional Term”) unless Parent gives written notice to Executive of its intent to terminate this Agreement at the end of the then current term, such notice to be given at least sixty days prior to the expiration of the Initial Term or any Additional Term (the Initial Term and any and all Additional Terms are hereinafter collectively referred to as the “Employment Term”).

3. Compensation and Benefits.

(a)     Base Salary. For calendar years 2024 and 2025, the Company will pay Executive a base salary of not less than $1,000,000 per year (the “Base Salary”), payable in accordance with the Company’s standard payroll practices less applicable deductions and withholdings. For each calendar year during the Employment Term beginning with 2026, if any, Executive will be eligible for periodic review of his Base Salary under the Company’s normal policies and procedures for executive salary increases. Executive’s Base Salary for any Additional Term may not be reduced below Executive’s Base Salary for the prior year without the consent of both Parties.

(b)     Annual Incentive Compensation. For each of the calendar years 2024 and 2025, Executive will be eligible to earn a target award of $10,000,000 (“Target Award”), with a minimum annual guaranteed award equal to 50% of the Target Award (“Minimum Target Award”) and a maximum annual award equal to 200% of the Target Award (“Maximum Target Award”), as further described in the attached Exhibit A, which is incorporated herein by reference. Exhibit A may be amended from time to time by mutual agreement of the Parties without the need for a formal amendment to this Agreement. Except as otherwise set forth herein, the applicable target award will be paid no later than March 15th of the year immediately following the year to which the applicable annual award relates. With respect to each calendar year during the Employment Term beginning with 2026, if any, such annual guaranteed award will be determined by the Parties after engaging in good faith discussion regarding the annual bonus program to be established for such year(s), with the minimum guaranteed award not less than the Target Award, the Minimum Target Award or the Maximum Target Award achieved the prior calendar year. Additionally, the Parent Designee may grant a special bonus at any time. The special bonus will be paid no later than March 15th of the year immediately following the year to which the special bonus relates. The annual payments Executive is eligible to receive pursuant to this Section 3(b) and Exhibit A are referred to herein as the “Annual Incentive Compensation” for the year to which they are attributable, regardless of the year in which they are paid. Except as otherwise set forth herein or as otherwise established by the Parent Designee, in order to earn any Annual Incentive Compensation for a given calendar year, Executive must remain employed by the Company through December 31st of such calendar year.
(c)     Group Health Coverage. The Company will make available and pay for group medical, dental and vision insurance coverage (together, “Group Health Coverage”) for Executive and Executive’s spouse during the Employment Term and for the duration of Executive’s lifetime (or, following the Employment Term, the Company will provide reasonably equivalent Group Health Coverage for the remainder of Executive’s lifetime and, for Executive’s spouse, for the remainder of Executive’s lifetime and for sixty months after Executive’s death or presumed death). Such Group Health Coverage following the Employment Term will be deemed to be provided pursuant to Executive’s and Executive’s spouse’s timely election for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to the fullest extent such COBRA coverage is available to Executive and Executive’s spouse, will commence upon the otherwise applicable coverage termination date upon Executive’s termination of employment and will continue, with such coverage provided monthly, until Executive’s death or presumed death (and, for Executive’s spouse for sixty months after Executive’s death or presumed death). For each month following the Employment Term, the Company will pay, or fully reimburse Executive (or Executive’s spouse, following Executive’s death or presumed death) for the full cost of premiums for the Group Health Coverage. Payment or reimbursement will be made within thirty days following each monthly premium due date, and in no event will payment or reimbursement be made later than March 15th of the year immediately following the year to which the payment or reimbursement relates. The Parties acknowledge that, under current tax law, the Company’s payment or reimbursement for the full cost of the Group Health Coverage premiums provided after the Employment Term, will be taxable to Executive (or to Executive’s spouse, following Executive’s death or presumed death); and the Group Health Coverage provided after the Employment Term will be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”) and the Code Section 409A restrictions set forth in Section 5(b).
(d)     Transaction Bonus. Executive will be paid a bonus of $33,000,000 (the “Transaction Bonus”) on the Closing Date, payment of which is not subject to any ongoing employment requirements or other restrictions or conditions, except that Executive must remain employed by the Company through the Closing of the Transaction to receive the Transaction Bonus. The Transaction Bonus shall be in complete satisfaction of any cash-based severance payment contemplated under the Prior Employment Agreement that could have otherwise become payable in connection with the Closing of the Transaction.
(e) Expense Allowance. During the Employment Term, the Company will provide Executive with an allowance to cover all direct and indirect expenses incurred in connection with Executive’s charitable outreach, in an annual amount equal to $300,000 (the “Expense

Allowance”), payable in accordance with the Company’s standard payroll practices less applicable deductions and withholdings. The Expense Allowance will be paid in a single lump-sum payment once per calendar year, with the 2024 Expense Allowance to be made as soon as reasonably practicable following the Effective Date. For each calendar year starting with 2025, the Expense Allowance will be made with the first regular payroll of such calendar year.
(f) Airplane Lease. During the Employment Term, the Company will honor the terms of the Lease Agreement, dated August 2, 2007, among the Company, Richmond American Homes of Colorado Inc., and Executive (the “Lease Agreement”) or a successor lease agreement, and will not terminate or amend the Lease Agreement during the Employment Term without Executive’s consent.
(g) Expense Reimbursement. The Company promptly will pay, or reimburse Executive for, all ordinary and necessary business expenses incurred by him during the Employment Term in connection with the performance of his duties hereunder, including but not limited to, expenses and dues associated with Executive’s involvement with professional, industry, community, and civic organizations (but excluding amounts in respect of charitable outreach, which are to be covered solely through the allowance described in Section 3(e)), provided that the Executive properly accounts for all such expenses in accordance with Company policy. For the avoidance of doubt, there shall be no duplication of amounts accounted for as expense reimbursements under this Section 3(g) and the Expense Allowance described in Section 3(e).
(h) Other Benefits Plans, Fringe Benefits and Vacations. Subject to the terms therein, Executive is eligible to participate in each of the Company’s employee benefit plans, policies or arrangements and any such plans, policies or arrangements that the Company may maintain or establish during the Employment Term, and receive all fringe benefits and vacations for which his position makes him eligible in accordance with the Company’s policies and the terms and provisions of such plans, policies or arrangements including, but not limited to, the following:
(i)    If Executive should become disabled (short of becoming “Totally Disabled” as defined below) during the Employment Term, the Company will provide to Executive (whether through insurance or otherwise) disability benefits in an amount such that the after-tax amount per year received by Executive is equal to the after-tax amount of Executive’s Base Salary in effect for the year in which Executive becomes disabled. Such disability benefit will be payable monthly, until the earlier of (1) the end of Executive’s disability prior to his becoming Totally Disabled or (2) Executive’s termination of employment. For purposes of this Agreement, Executive will be “Totally Disabled” if he is physically or mentally incapacitated so as to render him incapable of performing his usual and customary duties for a period expected to last not less than twelve consecutive months during which he receives income replacement benefits from a Company-provided health and accident plan for at least twelve months. Executive’s receipt of Social Security disability benefits will be deemed conclusive evidence of Total Disability for purposes of this Agreement; provided, however, that in the absence of his receipt of such Social Security benefits, the Company Board may, in its reasonable discretion, but based upon appropriate medical evidence, determine that Executive is Totally Disabled as provided in Treasury Regulation Section 1.409A3(i)(4).
(ii)     Each calendar year during the Employment Term, but without carryover from year to year (regardless of the Company’s general vacation policy), Executive is entitled to vacation (“PTO”) of not less than six weeks, in addition to standard paid Company holidays.
(iii)    Following the Effective Date, the Company will not terminate or change, in such a way as to affect adversely Executive’s rights or reduce his benefits under any Company benefit plan, program, policy or arrangement now in effect or which may hereafter be established and in which Executive is eligible to participate, including, without limitation, life insurance, Group Health Coverage and short- or long-term disability plans.
4. Termination.
(a)     General. The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate his employment for any reason or no reason; provided, however, that the Company may terminate Executive’s employment without Cause only upon sixty days’ advance notice (or payment in lieu thereof). For purposes of this Agreement, the following terms have the following meanings:
(i)     Accrued Benefits means (1) accrued but unpaid Base Salary through the Termination Date, payable within thirty days following the Termination Date; (2) any Annual Incentive Compensation earned but unpaid with respect to the year preceding the year in which the Termination Date occurs or as otherwise payable in accordance with the terms of the applicable arrangement, payable in accordance with Section 3(b); (3) with respect to any calendar year during which Executive is employed by the Company under this Agreement, to the extent not yet paid for the calendar year in which the Termination Date occurs, the annual Expense Allowance for such calendar year, payable within thirty days following the Termination Date; (4) without duplication to (3), reimbursement for any unreimbursed business expenses incurred through the Termination Date under Section 3(g), payable within thirty days following the Termination Date; (4) accrued but unused PTO under Section 3(h)(ii), payable within thirty days following the Termination Date; (5) the post-employment Group Health Coverage under Section 3(c); and (6) all other vested payments, benefits, or fringe benefits to which Executive is entitled as of the Termination Date, payable in accordance with and under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan, program or grant.
(ii)     Cause means (1) Executive’s willful refusal to perform the material duties consistent with his position and which are reasonably required or requested of him hereunder (other than as a result of total or partial incapacity due to physical or mental illness) by the Parent Designee for thirty days after having received written notice of such refusal from the Parent Designee and having failed to commence to perform such duties within such period, (2) Executive’s commission of material acts of fraud, dishonesty or misrepresentation in the performance of his duties hereunder, (3) any final, non-appealable conviction of Executive for an act or acts on Executive’s part constituting a felony under the laws of the United States or any state thereof, or (4) any material uncured breach of the provisions of Sections 6(a) and 6(b) hereof which continues for thirty days after Executive has received written notice of such breach from the Company.

(iv) Termination Date means the date on which Executive’s employment hereunder terminates in accordance with this Agreement.
(v) Termination Payment means a single lump sum cash payment payable within thirty days following the Termination Date equal to the sum of: (1) the aggregate Base Salary Executive would have earned had he remained employed through the remainder of the Initial Term (or, if the Termination occurs during an Additional Term, the aggregate Base Salary Executive would have earned had he remained employed through the remainder of such Additional Term); and (2) if the Termination Date occurs in 2024, the Target Award for 2024 and 2025; if the Termination Date occurs in 2025, the Target Award for 2025; and if the Termination Date occurs during any Additional Term, the target Annual Incentive Compensation for the year in which the Termination Date occurs. For the avoidance of doubt, there shall be no duplication of benefits between amounts contemplated under subclause (2) of this definition of Termination Payment and the amount contemplated under subclause (2) of the defined term Accrued Benefits.
(b)     Termination for Cause. In the event that Executive’s employment hereunder is terminated by the Company for Cause, Executive will receive only the Accrued Benefits.
(c)     Voluntary Resignation by the Executive. In the event that the Executive’s employment hereunder is terminated due to voluntary resignation by Executive, Executive will receive the Accrued Benefits and a Pro-Rata Bonus for the year in which the Termination Date occurs. For purposes of this Section 4(c), a “Pro-Rata Bonus” means the Annual Incentive Compensation for the year in which the Termination Date occurs based on the Target Award or the Maximum Target Award, prorated based on the total number of days Executive remained employed by the Company during the year that includes his Termination Date as a fraction of the full calendar year in which such Termination Date occurs. For the avoidance of doubt, Executive will receive not less than the Target Award determined for the year that includes Executive’s Termination Date, prorated in accordance with this subsection (c), however, Executive may receive up to the Maximum Target Award determined for the year that includes Executive’s Termination Date, prorated in accordance with this subsection (c), based on the Company’s performance for the portion of the calendar year measured between January 1 through December 31 of such calendar year. The Pro-Rata Bonus will be paid no later than March 15th of the year in which the Termination Date occurs.
(d)     Termination Without Cause. In the event that prior to the end of the Initial Term, Executive’s employment hereunder is terminated by the Company without Cause, Executive will receive the Accrued Benefits and the Termination Payment. In the event that Executive’s employment hereunder is terminated by the Company without Cause prior to the end of an Additional Term, Executive will receive the Accrued Benefits and the Termination Payment for the year of Executive’s Termination Date. In accordance with Section 4(a), the Company may terminate Executive’s employment without Cause only upon sixty days’ advance notice (or payment in lieu thereof). Accordingly, in the event the Company terminates Executive less than sixty days prior to the end of the calendar year, Executive will be deemed terminated in the following calendar year. For example, if the Company terminates Executive on December 15, 2026, Executive’s Termination Date will be deemed February 13, 2027. In this case, Executive will receive the Termination Payment for 2026 and for 2027.
(e)         Termination Due to Death, Presumed Death or Becoming Totally Disabled. In the event that, prior to the end of the Initial Term, Executive’s employment hereunder is terminated due to Executive’s death, presumed death or Executive becoming Totally Disabled, Executive, or Executive’s beneficiary or estate, as applicable, will receive the Accrued Benefits and the Termination Payment.
(f)     Option to Acquire the Company’s Aircraft following Termination. In the event that Executive’s employment hereunder is terminated pursuant to Sections 4(c), 4(d) or 4(e), Executive shall have the option to purchase for cash from the Company the Company’s aircraft or aircrafts, as applicable, that is or are subject to the Lease Agreement or a successor lease agreement, together with all ground support equipment, spare parts, tools, contents and tangible or intangible property associated with the operation and maintenance of such aircraft (collectively, the “Aircraft”) at the fair market value of the Aircraft as determined pursuant to this Section 4(f). To exercise this option, Executive, within ninety days of Executive’s termination of employment, must provide the Company with written notice of his exercise of this option. If the Company and Executive are unable to agree upon the fair market value of the Aircraft for purposes of this Section 4(f) within thirty days of the Company’s receipt of the notice of exercise of the option, each of the Company and Executive shall appoint, at the respective party’s cost, an expert with experience in valuing aircraft of the type of the Aircraft and each expert shall present, no later than thirty days after such expert’s appointment, to the Company and Executive their respective determinations of the fair market value of the Aircraft (the “Expert Valuations”). If the amounts of the Expert Valuations are within 10% of one another, the fair market value of the Aircraft for purposes of this Section 4(f) shall be the average of the two Expert Valuations. If the amounts of the Expert Valuation differ by more than 10%, the two experts shall jointly appoint a third expert with experience in valuing aircraft of the type of the Aircraft. The third expert shall present, no later than thirty days after such expert’s appointment, to the Company and Executive its determination of the fair market value of the Aircraft, which shall be the fair market value of the Aircraft for purposes of this Section 4(f). The Company and Executive shall each pay 50% of the cost of engaging the third expert. The closing of the sale of the Aircraft shall be within thirty days of the determination of the fair market value of the Aircraft. At such closing, the Aircraft will be conveyed (a) free and clear of any liens and encumbrances, (b) on an “as is” basis, and (c) without any warranty as to condition.
(h)     Release Requirement. Payments and benefits that become due to Executive pursuant to the terms and conditions of this Section 4, other than the Accrued Benefits, the option to acquire the Aircraft in accordance with Section 4(f), or payments that become due in accordance with Section 4(e) are contingent upon and subject to Executive’s execution and non-revocation of a release of claims, similar to the release of claims attached hereto as Exhibit B (the “Release”) with such Release becoming effective within sixty days following Executive’s Termination Date.
5. Other Tax Matters

(a)     The Company will withhold all applicable federal, state, and local taxes, FICA (Social Security and Medicare), and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive or Executive’s spouse pursuant to this Agreement. In the event Executive’s spouse receives the Group Health Coverage pursuant to Section 3(c), the Company will withhold FICA (Social Security and Medicare) in the year of Executive’s death or presumed death, issue a Form W-2, and report the net amount of Company contributions on a Form 1099-MISC. The Company will continue to report the full amount of Company contributions that it provides for Executive’s spouse in each successive calendar year on a Form 1099-MISC.
(b)     Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein will either be exempt from, or in the alternative, comply with, the requirements of Code Section 409A. A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date” or like terms will mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A on the date of his “separation from service,” any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), will be delayed and paid or provided on the earlier of (i) the date which is six months after Executive’s “separation from service” for any reason other than death or presumed death, or (ii) the date of Executive’s death or presumed death.
(c)     After his Termination Date, Executive will have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date will be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise will be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid will be in the discretion of the Company.
(d)     All reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Executive, such reimbursements will be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements will not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year will not affect the amount of such reimbursements that Executive receives in any other taxable year.
(e)     This Section 5(e) shall be construed in accordance with Code Sections 280G and 4999, or any successor provisions thereto, and the guidance issued thereunder (collectively, “Section 280G”), and the terms “parachute payment” and “excess parachute payment” as used herein have the meanings ascribed to them under Section 280G.
(i)     If it shall be determined that the aggregate payments and benefits constituting parachute payments which, but for the operation of this provision, would become payable or distributable by the Company to or for the benefit of Executive, pursuant to this Agreement, any other agreement, or any benefit plan (collectively, the “Total Payments”), would result in any excess parachute payments becoming subject to the excise tax imposed by Code Section 4999, or any successor provision thereto, or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, collectively, the “Excise Tax”), then the Total Payments shall be reduced to an amount equal to one dollar less than the amount which would cause the parachute payments to be subject to the Excise Tax; provided that the reduction contemplated by this Section 5(e) shall be applied only if the net after-tax benefit to Executive after such reduction would be greater than the net after-tax benefit to Executive without such reduction (notwithstanding the application of any Excise Tax on the unreduced Total Payments). For the avoidance of doubt, Executive shall be responsible for the payment of any Excise Tax arising from the Total Payments.
(ii)     The Company will reduce or eliminate the Total Payments by first reducing or eliminating any cash parachute payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating any other parachute payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating all other parachute payments that do constitute deferred compensation within the meaning of Section 409A, beginning with those payments last to be paid, subject to and in accordance with all applicable requirements of Section 409A.
(iii)     Unless the Company and Executive otherwise agree in writing, all calculations and determinations necessary to effectuate this provision, including without limitation determinations as to whether a reduction in payments or benefits is required and the amount thereof, whether any item of compensation constitutes a parachute payment, the amount, if any, subject to the Excise Tax (including determinations as to whether any portion of the excess parachute payments constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B)), and the present value of any parachute payment, shall be made, consistent with Section 280G, by Ernst & Young LLP (the “Advisors”). For this purpose, the Advisors may make reasonable assumptions and approximations; may rely on reasonable, good faith interpretations concerning the application of Section 280G; and may rely upon such other tax, legal, valuation or other specialists as they deem appropriate. Executive’s applicable federal, state, and local income taxes shall be computed at the highest applicable marginal rate, net of the maximum reduction, if any, in federal income taxes which could be obtained from a deduction of such state and local taxes. The Company and Executive agree to furnish the Advisors with such information and documents as the Advisors reasonably request to make such calculations and determinations as soon as practicable upon such request. The Company shall direct the Advisors to provide Executive with a written statement of its conclusions, setting forth the basis therefor, including detailed supporting calculations and copies of any written opinions or advice upon which such conclusions rely (the “Report”), within ten business days after their receipt of all required information and documents. Executive shall have five business days thereafter to notify the Advisors and the Company in writing of any reasonable and substantive objections to the Report. The Company shall direct the Advisors to promptly consider in good faith and respond to such objections and provide Executive a revised Report reflecting appropriate adjustments (unless the Advisors determine that no adjustments are necessary). The Advisors’ final calculations and determinations (as adjusted, if applicable) shall be conclusive and binding on all parties for all purposes. The Company shall bear all costs the Advisors may reasonably incur in connection with the process contemplated by this Section 5(e).
(g)    Notwithstanding anything in this Section 5, Executive will be responsible for the satisfaction of all taxes and penalties that may be imposed on him in connection with any payments made pursuant to this Agreement, and neither Parent, the Company nor any of their respective affiliates or successors shall have any obligation to reimburse, indemnify or otherwise hold Executive harmless from any or all such taxes or penalties, unless the taxes and/or penalties that are imposed on Executive are a result of the Company failing to properly collect, account for, deposit and report taxes in accordance with Section 5(a), in which case the Company has an obligation to reimburse, indemnify and otherwise hold Executive harmless from any or all such taxes or penalties.
6. Covenants.
(a)     Confidentiality. Executive agrees that, during the Employment Term and for a period of twelve months beginning on the last day of the Employment Term, he will not divulge, furnish or make accessible to any person, corporation, partnership, trust or other organization or entity (other than Executive’s legal, tax and other advisors, to the extent they need to know such confidential information to advise Executive), any information, trade secrets, technical data or know-how relating to the business, business practices, methods, attorney-client communications, pending or contemplated acquisitions or other transactions, products, processes, equipment or any confidential or secret aspect of the business of the Company without the prior written consent of the Company, unless such information has become public knowledge or has become known generally to competitors of the Company through sources other than Executive.
(b)     Competitive Activity. Until the end of the Employment Term, and for a period of twelve months beginning on (1) the last day of the Employment Term or (2) a termination of Executive’s employment by the Company for Cause, Executive will not, without the prior written consent of the Parent Designee, directly or indirectly, knowingly engage or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business whose principal activities are in competition with the most important business activities engaged in or contemplated by the Company during the Employment Term and such twelve month period, limited to geographic areas within a fifty mile radius of where the Company does its most important business activities. The most important business activities presently engaged in or contemplated by the Company include:
•the acquisition and development of residential real estate for owner occupied single family detached housing;
•construction of single family detached homes;
•mortgage lending to purchasers of single-family homes sold by the Company; and
•the sale of insurance products to purchasers or owners of single-family homes sold by the Company.
A decision by the Company to enter a market in which Executive has a pre-existing interest does not constitute competitive activity if, after the Company enters that market, the nature and extent of Executive’s interest does not substantially change to the detriment of the Company and Executive has provided the Company with written notice of the existence of the interest. Further, a conflict of interest does not exist, and Executive will not have engaged in competitive activity, if Executive’s interest or situation is permitted under the terms of an agreement with the Company that predates the date of this Agreement, or if an exception has been made by the Board of Directors after full disclosure to and review and approval of the interest, situation or circumstances. Nothing herein, however, will prohibit Executive from acquiring or holding not more than 10% of any class of publicly traded securities of any such business. Further, it will not be a breach of this provision for Executive to make investments over which he possesses no investment control and is not able to direct investment decisions.
(c)     Remedy for Breach. Executive acknowledges that the provisions of this Section 6 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company (or an applicable affiliate thereof) will be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purposes of restraining Executive from any actual breach of such covenants.
(d)    Non-Disparagement. Executive hereby agrees that Executive will not, at any time, make any statement intended to disparage, defame or otherwise malign the goodwill or reputation of Parent, the Company or any of their respective stakeholders, officers or directors. The Parent and the Company hereby also agree that it will instruct its respective officers, employees and directors to not, at any time, make any statement intended to disparage, defame or otherwise malign the goodwill or reputation of Executive.
7. Indemnification. The Parties acknowledge that they are parties to the Indemnification Agreement dated as of March 20, 1987, the terms of which are incorporated herein by reference.

8. Miscellaneous.

(a)     Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in that State.

(b)     Notices. Any notice, consent or other communication made or given in connection with this Agreement must be in writing and will be deemed to have been duly given when delivered by via electronic mail, when delivered personally, when transmitted by facsimile transmission, one day after being deposited with Federal Express or other nationally recognized overnight delivery service or when mailed United States registered or certified mail, return receipt requested, to the parties at the following addresses or at such other address as a Party may specify by notice to the other.

To Executive:

Larry A. Mizel
c/o M.D.C. Holdings, Inc.
4350 South Monaco Street
Suite 500
Denver, CO 80237

With a copy to:

Rebecca L. Hudson
c/o Greenberg Traurig, LLP
1144 15th Street
Suite 3300
Denver, CO 80202
rebecca.hudson@gtlaw.com

To the Company:

M.D.C. Holdings, Inc.
4350 South Monaco Street
Suite 500
Denver, CO 80237
Attention: Michael L. Kaplan, General Counsel
Mike.Kaplan@mdch.com

With a copy to Parent:

SH Residential Holdings, LLC
460 West 50 North, Suite 200
Salt Lake City, UT 84101
Attention: Wayne Farnsworth, Chief Legal Officer
Wayne.Farnsworth@shl.us
(c)         Entire Agreement; Construction; Amendment. This Agreement supersedes any and all existing agreements between the Parties or any of its affiliates or subsidiaries relating to the terms of his employment, including the Prior Employment Agreement. This Agreement may not be amended except by a written agreement signed by the Parties.
(d)     Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company compensation arrangement, or any provisions of the Indemnification Agreement, which are incorporated herein by reference, the provisions of this Agreement will control, unless the Parties otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.
(e)     Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(f)     Assignment. Except as otherwise provided in this paragraph, this Agreement will inure to the benefit of and be binding upon the Parties and their respective heirs, representatives, successors and assigns. This Agreement is not assignable by Executive, and is assignable by the Company only to any corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to which the Company may sell all or substantially all of its assets, and it must be so assigned by the Company to, and accepted as binding upon it, by such other corporation or entity in connection with any such reorganization, merger, consolidation or sale.
(g)     Litigation Costs. In addition to any other relief awarded a Party in any proceeding to enforce any provision of this Agreement, the Parties agree that the decision rendered will award the Party prevailing in such action all attorneys’ fees, disbursements and other costs incurred by the prevailing Party in such case. Further, notwithstanding the Indemnification Agreement dated as of March 20, 1987, which is incorporated herein by reference, the Executive’s litigation costs will in all events (whether Executive is a prevailing party or not) include expenses including, but not limited to, attorneys’ fees, accountants’ fees, fees of experts and all other fees, costs, expenses, and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any Claim to any Identifiable Event (as such terms are defined in the Indemnification Agreement) (all such litigation costs and expenses referred to as “Expenses”). For all purposes, Expenses include the Company advancing (within two business days of such request) any and all Expenses to Executive.
(h)     No Mitigation/No Offset. Executive is under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there will be no offset against amounts or benefits due to Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company may have against him or any remuneration or other benefit earned or received by Executive after such termination.
(i)     Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement is invalid or unenforceable, the balance of the Agreement will remain in effect, and if any provision is inapplicable to any person or circumstance, it will nevertheless remain applicable to all other persons and circumstances. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it will, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
(j)     Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all such counterparts together constitute one and the same instrument. Signatures delivered by facsimile or PDF are effective for all purposes.
(k)     Headings. The headings of the Sections and subsections contained in this Agreement are for convenience only and are deemed to control or affect the meaning or construction of any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as evidence of their adoption as of the Effective Date.
M.D.C. HOLDINGS, INC.

By: /s/ Robert N. Martin
Name: Robert N. Martin
Title: Senior Vice President and Chief Financial Officer

Date: April 19, 2024

EXECUTIVE

By: /s/ Larry A. Mizel
Name: Larry A. Mizel

Date: April 19, 2024

EXHIBIT A

BONUS PLAN
M.D.C. HOLDINGS, INC.
2024 AND 2025 TARGET AWARD

		($ in millions)
	Minimum Target Award	Target Award	Maximum Target Award
Pretax Income	$313.1	$626.2	$1,252.4
LAM Bonus Achievement	$5.0	$10.0	$20.0
DDM Bonus Achievement	$4.5	$9.0	$18.0

NOTES:

1. Target Award Pretax income is based upon sell-side model.
2. Minimum Target Award pretax income is 50% of Target Award. Maximum Target Award pretax income is 200% of Target.
3. Pro-rata achievement available between Minimum Target Award and Target Award, and between Target Award and Maximum Target Award.
4. Target Award Pretax income will be adjusted for:
a. All costs associated with the Transaction.
b. Any accounting changes implemented after the Transaction.
c. Any capital structure or liquidity changes that impact the income statement (e.g. adding debt / interest expense, removing cash / interest income, retiring debt / extinguishment charges).
d. Other charges resulting from the Transaction (such as goodwill, banking, legal and other charges) or charges resulting from decisions outside of the control of the Executive (e.g. decisions mandated by Company Board, merger Parent, Guarantor, or any affiliate).
5. Minimum Target Award and Maximum Target Award pretax income will be adjusted in the same proportion as Target Award.
6. Inventory impairments, warranty reserve adjustments, insurance reserve adjustments, project cost write-offs and non-recurring charges incurred during the period will be added back to determine actual pretax income performance.
7. If Parent desires Executive to supervise/manage operations outside of MDC/RAH, Executive will be eligible for an additional bonus to be mutually agreed upon.

ACTIVE 696451687v1

EXHIBIT B

RELEASE
This Release (“Release”) is between M.D.C. Holdings, Inc. (the “Company”) and Larry A. Mizel (“Executive”).
1.Release.

(a) Intending to be legally bound, and in consideration of the Company’s obligations set forth in the Amended and Restated Employment Agreement, dated as of [ ], 2024 (the “Amended Employment Agreement”), by and between the Company and Executive, including but not limited to the Termination Payment (as defined in the Amended Employment Agreement), but excluding the Accrued Benefits (as defined in the Amended Employment Agreement), Executive, on behalf of Executive, Executive’s heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases and forever discharges the Company, its parents, together with each of their respective subsidiaries and affiliates, together with each of their present or former respective owners, members, managers, assigns, agents, directors, partners, officers, executives, contractors, attorneys and representatives, and any of their predecessors and successors and each of their estates, heirs, family members and assigns, each solely in their respective official capacities as such (collectively, the “Company Releasees”), from any and all charges, complaints, claims, controversies, liabilities, liens, obligations, promises, agreements, causes of action, rights, costs, losses, damages, demands, debts and expenses of any nature whatsoever, in law or in equity, known or unknown, suspected or unsuspected, arising out of the employment relationship or separation therefrom (collectively, “Claims”), which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact, event, act, omission, conduct or cause whatsoever against the Company or any of the other Company Releasees from the inception of the employment relationship as provided in the Amended Employment Agreement to the date upon which Executive signs this Release. This Release includes, without limitation, all rights and Claims arising out of, or relating in any way to, Executive’s employment relationship, or the termination thereof, with the Company or any of the Company Releasees, all Claims for attorneys’ fees and punitive or consequential damages and all Claims arising under any federal, state or local law, statute, ordinance, common law, or regulation including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Sarbanes-Oxley Act of 2002, the Defend Trade Secrets Act of 2016, each as amended; provided, however, that nothing in this Release shall release or impair (i) Executive’s right to enforce the terms of the Amended and Restated Employment Agreement (including but not limited to this Release), (ii) Executive’s right to receive benefits under the Company’s benefit plans, programs and policies, as provided under the terms of such benefit plans, programs and policies, if any, that have accrued and are payable under the terms of such benefit plans, programs and policies, (iii) Executive’s existing rights to indemnification and advancement of costs under the Indemnification Agreement with the Company dated as of March 20, 1987 (or any successor agreement), the Company’s Certificate of Incorporation, the Company’s Bylaws or Delaware law, (iv) Executive’s entitlement or rights to or coverage under any applicable directors’ and officers’ or other third party liability insurance policy procured by the Company, including that certain six (6) year pre-paid “tail policy” to be obtained in connection with the consummation of the transactions contemplated by the Merger Agreement (as defined in the Amended Employment Agreement); (v) claims for equitable indemnification and/or contribution in the event of a third party claim against Executive arising from his performance or conduct in that capacity; (vi) any rights of Executive’s family members or spouse under any separate agreement by and between the Company and such family member or spouse, to the extent such agreement(s) have been provided or disclosed to the Company or one of its affiliates; or (vii) any rights that cannot be waived under applicable law.

(b)In exchange for Executive’s waiver and release of Claims against the Company Releasees, the Company expressly waives and releases any and all Claims against Executive, his legal successors, heirs and assigns, that may be waived and released by law related to Executive’s employment with or separation from the Company, with the exception of claims arising out of or attributable to: (i) events, acts, or omissions taking place after the Parties’ execution of this Release; and (ii) Executive’s breach of any terms and conditions of this Release.

(c)Executive represents that Executive has no complaints, charges or lawsuits currently pending against the Company or any of the other Company Releasees arising out of or relating in any way to Executive’s employment; provided, however, that this representation does not include any past or ongoing charges, claims, or other cooperation with the Securities and Exchange Commission (“SEC”) about a possible securities law violation. Executive further covenants and agrees that neither Executive nor Executive’s heirs, executors, administrators, successors or assigns will be entitled to any personal recovery in any proceeding of any nature whatsoever against the Company or any of the other Company Releasees arising out of or relating in any way to any of the matters released in this Section 1.

(d)This Release does not impair any rights or obligations Executive has (i) to file a charge of discrimination, or to engage in protected whistleblowing or other protected activity, with a federal or state administrative agency, or (ii) arising under independent contractual and independent legal obligations to the Company, pursuant to any agreement, understanding or otherwise applicable to Executive in any capacity other than his capacity as an employee of the Company, or such as Executive’s independent fiduciary obligations to the Company; provided, however, that Executive acknowledges and agrees that neither Executive nor Executive’s heirs, executors, administrators, successors or assigns will be entitled to any personal recovery in any proceeding of any nature whatsoever against the Company Releasees arising out of any of the matters released in this Section 1.

2.Consultation with Attorney/Voluntary Agreement. Executive acknowledges that (a) the Company has advised Executive of Executive’s right to consult with an attorney prior to executing this Release, (b) Executive has carefully read and fully understands all of the provisions of this Release, (c) Executive is entering into this Release, including the releases set forth in Section 1 of this Release, knowingly, willingly, freely and voluntarily in exchange for good and valuable consideration, (d) Executive has the full power, capacity and authority to enter into this Release, (e) Executive has no physical or mental impairment of any kind that has interfered with Executive’s ability to read and understand the meaning of this Release, and (f) Executive is not acting under the influence of any medication or mind-altering chemical of any type in entering into this Release.

3. Consideration and Revocation Period. Executive acknowledges that Executive has been given at least [twenty-one (21) calendar days or, in the event of a reduction of force, has been given at least forty-five (45) days in accordance with the OWBPA] to consider the terms of this Release. Executive will have seven (7) calendar days from the date on which Executive signs this Release to revoke Executive’s consent to the terms of this Release. Such revocation must be in writing and must be emailed to [CONTACT]. Notice of such revocation must be received no later than seven (7) calendar days after Executive’s signs and returns this Release to the Company. In the event of such revocation by Executive, this Release will be null and void in its entirety and, for the avoidance of doubt, Executive shall not be entitled to receive the Termination Payment. Provided that Executive executes and does not revoke this Release, this Release shall become effective on the eighth (8th) calendar day after the date on which Executive signs this Release.

4.No Admission of Wrongdoing. Nothing herein is to be deemed to constitute an admission of wrongdoing by Executive, the Company or any of the other Company Releasees.

5.Confidentiality of Release. Executive acknowledges and agrees that the terms of this Release are confidential and that Executive will not disclose the terms and conditions of this Release to any third parties other than (a) Executive’s immediate family, attorneys and accountants; provided, that Executive instructs such persons not to disclose the terms and conditions of this Release to any third party, or (b) as required by law or legal process or as may be necessary to enforce this Release or to comply with its terms. Notwithstanding the foregoing, Executive may disclose Executive’s continuing obligations under this Release (including, as applicable, the Amended Employment Agreement) to potential and/or future employers. The Company agrees to instruct its employees and/or agents that have or may gain knowledge of this Release to not disclose the terms and conditions of this Release to any third parties.

6.Notice of Rights. Executive understands that (i) nothing contained in this Release limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the SEC or any other federal, state or local governmental agency or commission (“Government Agencies”); (ii) this Release does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; and (iii) Executive will not be criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

7.Choice of Law; Venue. This Release will be governed by and construed under the laws of the State of Colorado without regard to conflict of law principles. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Release must be brought in the appropriate court covering Denver County, Colorado. The parties irrevocably consent to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

AGREED AND ACKNOWLEDGED

Larry A. Mizel	Date

M.D.C. Holdings, Inc. By:___________________________________________ Title:___________________	Date